Exhibit 10.13

English Translation

Asset Purchase Agreement

OWX (Beijing) Technology Co., Ltd.

And

Shenzhen Tastech Electronics Co., Ltd

Asset Purchase Agreement

September 30, 2010

Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT (“this Agreement”) is made and entered into on September 30, 2010 in Beijing by and among:

1.                  OWX (Beijing) Technology Co., Ltd., a limited liability company incorporated in Beijing, P.R. China, with its legal address at Room 1927, No.66 Beisihuan West Road, Haidian District, Beijing (hereinafter referred to as “Party A”);;

2.                  Shenzhen Tastech Electronics Co., Ltd., a limited liability company registered in Shenzhen, P.R. China, with its legal address at Rooms 1202 & 1203, North Block, Tairan Cangsong Building, Tairan 6# Road, Futian District, Shenzhen (hereinafter referred to as “Party B”);

(Party A and Party B are herein collectively referred to as the “Parties” and individually referred to as a “Party”.)

WHEREAS,

1.                  Party A is a limited liability company lawfully established in Beijing and validly existing and engages in technology development, technology consulting, computer technology training, technical services , computer system services, economic trading consulting, etc.;

2.                  Party B is a limited liability company duly incorporated in Shenzhen and validly existing and engages in development, wholesale and trading of electronic products and telecommunication products (excluding exclusively operated and exclusively controlled commodities and restricted items); running industrial enterprises (specific projects subject to approval.); operation of import and export businesses (excluding the projects prohibited by laws, administrative regulations and decisions of the State Council; restricted items subject to licenses);

3.                  Party A plans to establish a wholly owned subsidiary in Shenzhen (hereinafter referred to as “Shenzhen Subsidiary”), Shenzhen Subsidiary will acquire from Party B all of Party B’s assets, personnel and businesses and Party B agrees to transfer all of Party B’s assets, personnel and businesses to Shenzhen Subsidiary pursuant to the conditions herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties hereby agree below:

1.      Definitions

Unless the context otherwise requires, whenever used herein, the following terms shall have the following meanings:

“This Agreement”	refers to the main body of this Agreement and its annexes hereto;

“Execution Date”	refers to the date of the formal execution of this Agreement indicated

herein;

“Purchased Assets”

refers to all the assets to be sold by Party B to Shenzhen Subsidiary hereunder, including, without limitation, rights to own and use the software product, trademark, domain names and other intellectual property and related business contracts (as set forth in Article 2), but excluding liabilities, debts or responsibilities of any form or any nature;

“Intellectual Property”

refers to (including but not limited to) all patents, utility models, trade dress, copyrights, trademarks, domain names, software rights, inventions, discoveries, expertise, know-how, processes, trade secrets, etc. and related use rights, including media of any form relating to the above rights, e.g. written descriptions, graphic designs, design drawings, documents, CDs, etc., any rights similar to the above rights, and any similar rights and assets owned by Party B and relating to related businesses and Purchased Assets;

“Domain Name”	Refers to all the Domain Names managed and used by Party B, i.e. www.sz-tastech.com;

“Asset Purchase”	Refers to the transfer of Party B’s assets to Shenzhen Subsidiary according to the provisions herein;

“Consideration”	Refers to the consideration that Shenzhen Subsidiary shall pay to Party B pursuant to the provision of Article 4 herein;

“Closing”	Refers to the transfer and handover of Purchased Assets in accordance with the provisions of Article 6 herein;

“Business day”	Refers to any day except Saturdays, Sundays and other days when banks are specified by laws or authorized to close;

“PRC”

Refers to the People’s Republic of China (for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region, unless otherwise indicated by the context);

“PRC Laws”

shall mean the laws, regulations, decrees or other legally binding documents currently effective and to be implemented from time to time in the People’s Republic of China, and unless otherwise provided for herein, shall mean the amended or replaced laws, but excluding the laws and regulations of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

2.   Purchased Assets

2.1    It is agreed by the Parties that Shenzhen Subsidiary will purchase from Party B and Party B will transfer to Shenzhen Subsidiary, the following Purchased Assets (if applicable), upon the provisions contained herein:

2.1.1       Fixed assets

The fixed assets owned by Party B, including but not limited to fixed assets relating to research and development of mobile phone motherboards and mobile phone application software (for the list of fixed assets, please see Annex 1 hereto);

2.1.2       Intellectual Property

All the Intellectual Property owned or used by Party B (for the list of Intellectual Property, please see Annex 2 hereto), including but not limited to:

(1)           Software products

a)                 All the software copyrights owned by Party B, including but not limited to the six software copyrights whose computer software copyrights have been registered;

b)                 Software products owned by Party B for which research and development work has been completed and for which Party B is applying for software copyrights or for which Party B has not applied for software copyrights; software products purchased by Party B from third parties; software databases involving mobile phone games and mobile phone applications; all other information or data in written, electronic or any other forms

(2)           Domain Names

Domain Names currently managed and used by Party B but not registered: www.sz-tastech.com.

(3)           Other Intellectual Property

Other Intellectual Property owned by Party B or which Party B has the right to use, including but not limited to other trademarks, patents, expertise, computer software copyrights, designs, graphs, graphic markings (if any) and related system files, user files, product use manuals, flowcharts, charts, algorithms, other design documents, training manuals, program defects list, Q&A manuals or records of other user service questions and / or answers, or any other information relating to the use, operation, development, enhancement, maintenance, etc. of software.

2.1.3       Business contracts and business relationships

(1)             Party B agrees to do its best to transfer all of its business contracts to Shenzhen Subsidiary. Such business contracts include but are not limited to all agreements that are being performed, that are signed but not performed, that are to be signed and that are performed or expired but pending renewal. Specific transfer means: the new business contracts that Party B prepares to sign are directly signed by relevant parties; other business contracts are transferred to Shenzhen Subsidiary after consent is obtained from other parties to such contracts. (For the list of business contracts that Party B is performing or has signed but not performing, please see Annex 3 hereto).

(2)             Party B agrees to follow the provisions herein in transferring all of its customer resources and business partnerships to Shenzhen Subsidiary.

(3)             Party B agrees to transfer to Shenzhen Subsidiary all of Party B’s rights and obligations under the house lease contracts (if any) for the houses leased to Party B according to the provisions herein.

2.2           Party B hereby confirms and warrants that the Purchased Assets transferred to Shenzhen Subsidiary already include all the assets owned by Party B. If Party B owns other assets (including but not limited to other Intellectual Property) within the scope of Purchased Assets as agreed under Article 2 herein), such assets still belong to the Purchased Assets hereunder. Party B shall follow the terms and conditions specified herein in transferring all of such assets to Shenzhen Subsidiary and the consideration for Party B to transfer such assets are still included in the consideration as agreed in Article 4 herein. If Party B has any un-transferrable assets, such un-transferrable assets shall be disclosed to Party A in writing at the time of signing this Agreement.

2.3           Party B agrees to provide all the help needed by Party A and Shenzhen Subsidiary for all the matters involving the protection and implementation of related Purchased Assets, including but not limited to signing all related documents for proving the related rights owned by Party A or Shenzhen Subsidiary.

2.4           The Parties hereby acknowledge and agree that Purchased Assets do not include Party B’s liabilities, debts or responsibilities (including contingent liabilities) of any form or nature.

3.                  Staff Placement

3.1           In order to ensure that businesses related to the Purchased Assets are smoothly operated by Shenzhen Subsidiary after acquisition is completed, Party A agrees to take over the staff members of Party B as listed in Annex 4 hereto according to the provisions herein (if the staff members listed in Annex 4 hereto change after the conclusion hereof and before Closing of assets Shenzhen Subsidiary and Party B shall separately negotiate and determine this issue); Party B is responsible for following the provisions in Article 3.2 and other provisions herein in arranging the above-mentioned staff members for accepting the employment notices of Shenzhen Subsidiary and working at Shenzhen Subsidiary. At the same time, Party B hereby warrants that it will not solicit, seduce or otherwise make any of the above-mentioned staff members refuse to work for Shenzhen Subsidiary nor will it attempt to do so.

3.2          Party B shall terminate labor contracts with Party B’s staff members listed in Annex 4 hereto by September 30, 2010. Party B ensures Party B’s shareholders and officers (i.e. Kuang Yixun, Hu Zhenning, etc.) sign Shenzhen Subsidiary labor contracts, confidentiality agreements and non-competition agreements on the date hereof; Party B ensures that Party B’s key employees (i.e. Chen Shunhuang and Lin Guozhu) will sign labor contracts and confidentiality agreements with Shenzhen Subsidiary within five days after the establishment of Shenzhen Subsidiary; Party B’s ordinary employees will sign labor contracts and confidentiality agreements at their own discretion with Shenzhen Subsidiary.

3.3           Shenzhen Subsidiary will observe the PRC laws and regulations and this Agreement in signing labor contracts and confidentiality agreements with relevant staff members as listed in Annex 4 hereto. After the new employment relationships have taken effect, Shenzhen Subsidiary will be responsible for paying the above-mentioned staff members’ salaries and remunerations, social insurance as well as employee welfares and expenses as provided for in relevant laws and labor contracts. Before the new employment relations take effect, the same shall be borne by Party B.

3.4           Party B hereby confirms that, as the employer, it has performed all the obligations for the staff members listed in Annex 4 hereto as specified in the PRC Laws, regulations and labor contracts. As of the date hereof, there is no labor dispute, arbitration or lawsuit that is occurring or may occur, and there is no unpaid salary or any form of sum or any other unperformed responsibilities. If any of above-mentioned staff members raise any dispute, arbitration or litigation over the employment before working for Shenzhen Subsidiary, Party B confirms that such issues shall be fully born by Party B and unrelated to Party A.

4.                  Consideration

4.1           Amount of Consideration: it is agreed by the Parties that the Consideration of the Purchased Assets in Article 2.1 hereof is determined by referring to the book value of the Purchased Assets as of August 31, 2010. The Parties agree after negotiations that Shenzhen Subsidiary will pay RMB 200,000 to Party B as the Consideration for the Purchased Assets.

4.2           Payment method: It is agreed by the Parties that all the consideration shall be paid by Shenzhen Subsidiary in a lump sum to Party B within seven days after the signing of Asset Purchase Agreement.

4.3           Consideration adjustment: it is agreed by the Parties that if the scope of the Purchased Assets changes or if Party B fails to follow the provisions herein in arranging the staff members listed in Annex 4 hereto to work for Party A or Shenzhen Subsidiary, the amount of Consideration mentioned in Article 4.1 herein shall be adjusted accordingly. Specific adjustment is given in Article 8 herein.

5.                  Conditions Precedents before Closing

5.1           In order to realize the Closing specified herein, the Parties hereby agree upon the following preconditions for the Closing:

5.1.1                             Each party has obtained all the necessary authorizations, approvals and permits according to the PRC laws and regulations, its articles of association, etc., and is approved to transfer the Purchased Assets.

5.1.2                             From the date hereof until the Closing, no significant change has occurred in respect of Purchased Assets.

5.1.3                             Party A’s China legal advisor has performed legal due diligence regarding the ownership of the Purchased Assets and has issued its opinion regarding the ownership of such Purchased Assets. Party A is reasonably satisfied with the said advisor’s opinion.

6.                  Closing of the Purchased Assets

6.1           It is agreed by the Parties to deliver Purchased Assets as follows:

6.1.1                             Party B shall deliver to Party A the carbon copies of fixed assets and their acquisition agreements, orders, invoices, bills and all other ownership and price documents in electronic, written and other forms, and at the same time return the originals to Shenzhen Subsidiary for checking.

6.1.2                             Intellectual Property described in Article 2.1.2:

(1)             Software copyrights: for the software copyrights owned by Party B and for which six computer software copyrights have been registered, the Parties agree to sign related software copyrights transfer agreements and software copyright applicant modification agreements and all other related documents according to relevant PRC laws, and promptly handle modification registrations at the Copyright Protection Center of China and other approving authorities and complete the legal formalities required for changing the computer software copyright registration certificate owners and the software copyright applicants as Shenzhen Subsidiary. Party B shall completely hand over to Shenzhen Subsidiary other software products owned by or being developed by Party B and other software databases involving mobile phone games and mobile phone applications and all other information or data in written, electronic or other forms.

(2)             It is agreed by the Parties that within three days after Shenzhen Subsidiary and Party B have signed the Asset Purchase agreement applications shall be submitted in the name of Shenzhen Subsidiary to competent organizations for registering Shenzhen Subsidiary as the owner of related Domain Names.

(3)             Party B shall completely hand over to Party B all other Intellectual Property owned by or being developed by Party B and all other information or data relating to Purchased Assets in written, electronic or other forms within three days after Shenzhen Subsidiary and Party B have signed the Asset Purchase agreement.

6.1.3          For the business contracts and business relationships described in Article 2.1.3 herein, Party B shall:

(1)             Be responsible for following the provisions herein to enable the counter parties to business contracts to sign supplementary agreements with Shenzhen Subsidiary for modifying the signing party as Shenzhen Subsidiary and/or modifying transaction clauses or sign new business contracts with Shenzhen Subsidiary, or directly sign business contracts with Shenzhen Subsidiary (the clauses of such contracts shall obtain the prior consent from Party A);

(2)             Enable customers that have business partnerships with Party B to establish stable business relationships with Shenzhen Subsidiary;

6.2           It is agreed by Party A and Party B that the above Closing is valid and irrevocable; that after completion of the above-mentioned Closing, Shenzhen Subsidiary will become the legal owner of Purchased Assets and equities on and from the Closing Date and will fully own the possession, use, yield, disposal and other relevant legal rights regarding Purchased Assets and equities (unless otherwise specified herein), Party B will no longer retain any ownership, intellectual property or any other property rights for the goodwill related to the assets or equities specified in Article 2 herein.

6.3           In addition to completing the transfer and Domain Name registration (in the name of Shenzhen Subsidiary) of software copyrights, Domain Name and other Intellectual Property within 180 days after the signing of the Asset Purchase Agreement between Shenzhen Subsidiary and Party B and the transfer of vehicles (in the name of Shenzhen Subsidiary) within 90 days after the signing of the Asset Purchase Agreement between Shenzhen Subsidiary and Party B, Party

B shall also complete all the Closing formalities specified herein in respect of the fixed assets and Intellectual Property on the day when Shenzhen Subsidiary and Party B sign the Asset Purchase agreement. The formalities for signing related contracts described in Article 6.1.3 herein shall be completed within 90 days after Shenzhen Subsidiary and Party B sign the Asset Purchase agreement. If such formalities are not completed by the specified time, Shenzhen Subsidiary has the right to rescind this Agreement or exempt Party B from finishing any one or more Closing issues within the above-mentioned period. For exemption, the Parties and Shenzhen Subsidiary may reach a separate written agreement for the time and content of the Closing.

7.                  Further Undertakings by Party A and Party B

7.1           In order to finish the matters mentioned in Article 6.1 herein, Party B shall do its best to cooperate, including but not limited to signing and providing related documents, reaching related agreements, etc.

7.2           Party B shall examine all of its assets immediately after the signature hereof. If any related asset within the scope of Asset Purchase as agreed in Article 2 herein, Party B shall immediately notify Party A and transfer it to Shenzhen Subsidiary according to the provisions herein.

7.3           Party B shall unconditionally enter into the asset purchase agreement consistent with all the conditions herein with Shenzhen Subsidiary within three days after the establishment of Shenzhen Subsidiary. Party B undertakes not to make any refusal and further undertakes to provide cooperation.

8.                  Consideration adjustment

8.1 Circumstances for adjusting consideration

If agreed by Party A or Shenzhen Subsidiary, the Consideration may be adjusted accordingly where:

(1)             Any other asset that should be transferred is discovered among the Purchased Assets as agreed in Article 2 herein;

(2)    All or part of Purchased Assets cannot be completely delivered;

(3)             The persons listed in Annex 4 hereto are not arranged according to the provisions herein.

8.2           Means for adjusting consideration

It is agreed by the Parties that, if any of the circumstances listed in Article 8.1 occurs, the Parties will separately negotiate to adjust the Consideration according to the scope of actual Purchased Assets , and Party B shall return the excess portion of the Consideration to Shenzhen Subsidiary.

9.                  Representations, warranties and undertakings by the Parties

9.1           Representations, warranties and undertakings by Party A

9.1.1                             Party A is a legal person lawfully established and existing and ensures that Shenzhen Subsidiary is an entity legally qualified for acquiring the assets hereunder.

9.1.2                             Party A has the right to execute this Agreement and perform all of its obligations hereunder. Upon being signed, this Agreement will be legally binding on Party A.

9.1.3                             Party A has obtained or will obtain all the necessary and valid authorizations for signing this Agreement, completing the transaction contemplated hereby, etc.

9.1.4                             Neither the execution of this Agreement nor the performance of any of its obligations hereunder will violate any of its organizational documents or any laws, regulations, ordinances or any authorizations or approvals of any governmental organizations or departments.

9.2    Representations, warranties and undertakings by Party B

9.2.1                             Party B is an enterprise legal person legally established and existing and ensures that Party B has the capacity of transferring the Purchased Assets hereunder to Shenzhen Subsidiary in accordance with law..

9.2.2                             Party B has the right to sign this Agreement and perform all of its obligations hereunder. Upon being signed, this Agreement will be legally binding on Party B.

9.2.3                             Neither signing this Agreement nor performing any of its obligations hereunder will violate any of its organizational documents or any laws, regulations, ordinances or any authorizations or approvals of any governmental organizations or departments.

9.2.4                             Party B legally owns the ownerships use rights for all the Purchased Assets and own full and independent interests in and disposal rights for Purchased Assets (for all the Purchased Assets for which Party B owns ownerships, Party B is legally and validly authorized to use). None of the assets to be sold hereunder is not and, before Shenzhen Subsidiary and Party B sign the Asset Purchase agreement, will not be subject to any guarantee in any form or to any potential defects, contingent liabilities, third-party rights or other potential responsibilities or involve any dispute, arbitration or lawsuit specific to such assets, or limited by any other rights of refusal or similar rights. None of Party B’s possession, use, yield or disposal rights (incl. the transaction contemplated hereunder) for such Purchased Assets will infringe on any of the lawful rights of any third party or is questioned by or subject to any recourse of any third party. Party B’s selling Purchased Assets to Shenzhen Subsidiary in accordance with the provisions herein will not be constrained by any right of refusal or any other right or limitation.

9.2.5                             Party B warrants that none of the software copyrights uses any of third-party works, industrial markings or other intellectual achievements that are protected by intellectual property rights. In order to ensure the software copyrights involved in Purchased Assets are legally and effectively extended, Party B has provided and paid to relevant approving authorities relevant expenses in full.

9.2.6                             Party B has truly, accurately and completely listed all the Intellectual Property owned thereby and relating to related businesses. Party B is the lawful owner or user of related Intellectual Property. If any third party in any form contributed to the research and development of any related intellectual property, Party B acknowledges that such contributions were completed at the trust of Party B and that Party B has made sufficient compensations for such contributions and that all the resulting Intellectual Property, rights or interests belong to Party B. At the same time, Party B warrants that no related intellectual property is (i) subject to any third-party right or (ii) restricted by any unregistered or unfinished transfer or any other disposal. Party B may freely dispose related Intellectual Property in the means specified herein and none of such disposals will breach any of Party B’s legal or contractual obligations. Party B has appropriately maintained related Intellectual Property, has timely applied for all applicable and renewable Intellectual Property and has delivered corresponding registration fees when related Intellectual Property expired. Party B’s rights attached to related Intellectual Property have not been questioned and have not been subject to any effective question or any threatening question or any circumstance that may result in questioning within 24 months before the signing of this Agreement. Neither Party B nor any related business will infringe or ever infringed on any third-party rights; no third party can declare any related intellectual property as invalid or unenforceable.

9.2.7                             Party B has provided Party A with all the information related to Purchased Assets, such information is true, comprehensive, accurate and not misleading and there is no fact that is related to Purchased Assets or may result in any significant adverse impact and has not yet been disclosed to Party A. None of the representations, warranties and undertakings made by Party B herein, including all the documents provided Party B to Party A, contains any untrue representation of any major fact or misses any significant fact that may mislead any of such representations.

9.2.8                             The complete and accurate list of Purchased Assets provided by Party B to Party A completely and accurately discloses all the information and data relating to its businesses or Purchased Assets, including the information and data that may influence Party A’s willingness to buy or accept Purchased Assets in accordance with this Agreement. Such information, data, documents and all the representations, warranties and undertakings made herein are true, complete, accurate and do not contain any false or misleading content. Party B does not hide from Party A any reasonable information that should be disclosed to Party A.

9.2.9                             As part of related businesses, Party B owns or holds all the valid rights and/or licenses relating to the use or to transfer all the computer software and other information technologies necessary as Purchased Assets to Shenzhen Subsidiary. In the past 24 months there has been no interruption, data loss or similar incident relating to any computer software or any other information technology. In related information technologies there is and there will be any defect that may produce significant negative impact on any related business. Related information technologies have the capabilities and performances to meet related business requirements.

9.2.10                      Before signing the Asset Purchase Agreement with Shenzhen Subsidiary, Party B allows Party A to access information on the conditions of the Purchased Assets.

10. Undertakings after the date of this Agreement and before the Closing Date

10.1           After signing and before the Closing, Party B commits that Party B

10.1.1                     May not (and may not agree to) sell, transfer or dispose any of Purchased

Assets or any interests therein in any form.

10.1.2                      No act will affect any acquired asset. If any act may cause any contract to be automatically rescinded or any clause to be modified or trigger any clause, the other party will be regarded as having defaulted or caused any legal consequence.

10.1.3                      Any action or allowing anything may cause insurance to be invalid or interrupted, etc.

10.1.4                      Anything that may make it impossible to perform any of the representations, warranties and undertakings of Party B under Article 9.2.

10.1.5                      Provide Party A with all assistance and allow Party A to check assets and perform due diligence investigations.

10.1.6                      Provide Party A with all assistance and allow Party A to successfully continue its various business operations.

10.1.7       Provide Party A with all the data about customers and supplier accounts.

10.1.8                      Party A has always been taking all actions to maintain and protect related Intellectual Property. No related intellectual property infringes or may infringe on any third-party intellectual property or interest or may result in any such infringement.

10.1.9                      All contracts and agreements are validly extended. No contracting party has breached any contractual clauses.

10.1.10     The premiums for all insurances have been paid on time. All insurances validly exist. No issue has occurred that may result in any insurance company terminating any insurance policy or opposing any valid insurance policy. No claim has been raised.

10.1.11     All records, financial data, data, etc. are correctly recorded and collected.

10.1.12     No contract, arrangement or any other issue related to Purchased Assets may be influenced by this acquisition. If any of such contracts, arrangements or other issues results in termination hereof or constitutes any default or needs to be approved by, consented to by contracting parties or notices to be issued to contracting parties, etc.

10.1.13     All receivables are collectible and are lawful.

10.1.14     All the data and information provided by Party B to Party A are correct and not misleading.

11.          Undertakings by the Parties

11.1        Party A’s undertakings

11.1.1 Shenzhen Subsidiary will timely pay Party B the consideration for Purchased Assets in accordance with the provisions herein.

11.1.2                    Shenzhen Subsidiary will make and sign further actions, behaviors, issues and documents needed for performing the clauses herein so as to enable full achievement of all the expected objectives herein.

11.2          Party B’s undertakings

11.2.1                    Party B will make and sign further actions, behaviors, issues and documents needed for performing the clauses herein so as to enable full achievement of all the expected objectives herein.

11.2.2                    Unless otherwise agreed by the Parties, Party B commits that on and from the Closing Date Party B will no longer, directly or indirectly, through any third party, associated company, affiliate or any other entity, engage in any business or activity that is similar to or competes with any of the businesses of Party A and Shenzhen Subsidiary. At the same time, Party B commits that it will not (i) take any job offered by any competitor; (ii) directly or indirectly hold any interests in any competitor; (iii) influence or try to influence any customers, suppliers, employees, consultants or any other third parties that still have contractual or business relationships with Party A and Shenzhen Subsidiary so as to terminate or suspend any of such contractual or business relationships or reduce supplied commodities or services; or (iv) solicit or try to solicit Party A and Shenzhen Subsidiary or Party A and Shenzhen Subsidiary’s employees or consultants. For the purpose of this article, the term “competitor” refers to any individual, company or other entity that engages in any business or activity that is similar to or competes with related businesses. For the specific commitments of Party B, please see Annex 5 hereto.

11.2.3                    Party B hereby, irrevocably and unconditionally, to the maximum extent allowable by law, assigns, transfers and delivers to Shenzhen Subsidiary all the Intellectual Property and all the related rights, property rights and interests it owns in the world relating to mobile phone games and mobile phone application businesses. Party B hereby acknowledges that Party B will not retain any remaining right, ownership or interest for or in any of such Intellectual Property.

11.2.4                    If Party B, for any reason, fails to assign and/or transfer any of the rights, property rights and interests mentioned under this article or if any of such assignments and/ or transfers is not approved by or registered (if applicable) with any related governmental organizations, Party B hereby grants to Shenzhen Subsidiary an exclusive, irrevocable, permanent and worldwide permit which can be used for free to reproduce, develop, create, modify, revise, improve, enhance, recompile, translate, create derivatives from, manufacture, market, issue, publish, distribute, sell, license, sub-license, transfer, assign, disseminate and use related intellectual property rights.

11.2.5                    Party B commits to take all reasonable preventive measures to maintain the confidential nature of confidential information (please see Article 16.1 herein) in Party B’s related Intellectual Property.

11.2.6                    From the Closing Date, Party B shall immediately stop all of its business operations.

11.2.7                    Party B and Party A jointly notify business-related persons of the transfer of assets by jointly sending letters to such persons.

11.2.8                    Party B will continue to provide Party A with all related assets and assistance so that Party A may carry out such business operations.

11.2.9                    Party B will continue to provide the assistance as described in Article 6.1.2 (2) and Article 6.1.3; and

11.2.10             If Party B receives from any supplier, customer, etc. any inquiry or telephone call regarding the above-said transfer, it shall immediately notify Party A and work with Party A in determining the response method.

12.  Other expenses

12.1                              Party B shall solely bear the income taxes and other related taxes and expenses payable as a result of selling Purchased Assets and shall fully perform its tax-paying obligations.

12.2                              Each of the Parties hereto shall bear all the application costs, handling charges and other expenses and expenditures arising out of or relating to negotiations, drafting or completing this Agreement and all the issues expected herein.

13.  Confidentiality

13.1                              Each party hereto shall keep strictly confidential the negotiation and signing of this Agreement and the clauses contained herein and all the information, documents, data, etc. (collectively referred to as “confidential information” herein) of the other party to which the former accesses in performing this Agreement. Unless mandatorily specified in relevant laws, regulations or related governmental departments and Party A needs to announce according to the listing rules, etc. of Hong Kong, neither party shall by action or inaction enable third parties that do not bear the confidentiality obligation (except the Parties and authorized persons) to use such confidential information when not performing the obligations hereunder.

13.2                              Party B has the obligation to enable all of its personnel (including the personnel listed in Annex 4 hereto and those not listed in Annex 4 but work for Party B) and Party B’s agents, associated companies, affiliates (including but not limited to the employees, agents, consultants, etc. of such affiliates), legal advisors, financial consultants and other intermediary organizations related to the acquisition of Purchased Assets and their personnel to bear confidentiality obligation for confidential information. If any of the above-mentioned personnel breaches any of the confidentiality obligations, Party B shall be regarded as breaching its confidentiality obligation.

13.3                              The confidentiality obligations specified herein for each party will survive the termination of this Agreement.

14.  Force majeure

14.1                              “Force majeure” means any event, state or circumstance or any combination thereof after the execution of this Agreement, partially or wholly, preventing or unavoidably delaying any Party from performing its obligations hereunder to the extent that they are beyond the direct or indirect reasonable control of the affected Party and are reasonably unforeseeable and unpreventable after reasonable efforts when the affected party signs this Agreement. Such events include but not limited to flood, fire, drought, typhoon, earthquake and other natural disaster, traffic accident, strike, turmoil, riot, war (whether declared or not), acts or omissions of any governmental authorities and hacker attacks.

14.2                              The party claiming to be affected by a Force Majeure Event shall notify the other party of the occurrence of such Force Majeure Event in writing within the shortest possible time, and provide the other party with reasonable evidence for such Force Majeure Event and its duration by personal delivery or registered mail within fifteen (15) days after the occurrence of such Force Majeure Event. The party claiming that the Force Majeure Event has caused performance of its obligations hereunder impossible or impractical from an objective point of view is obligated to use all reasonable efforts to eliminate or mitigate the impact of such Force Majeure Event.

14.3                              In the event that any Party or Parties hereto fail to perform their obligations hereunder due to a Force Majeure Event, the performance of such obligations shall be suspended for the duration of such Force Majeure Event. But force majeure event or its impact is terminated or eliminated, the Parties shall immediately resume the performance of the obligations hereunder. If any Party is unable to continue to perform this Agreement owing to force majeure and its impact, any Party shall have the right to terminate this Agreement.

15.  Liabilities for breach of contract

15.1                              If any of the following circumstances occurs, Party B will be regarded as having seriously default, and in such a case, Party A has the right to immediately rescind this Agreement and request Party B to bear all the liabilities resulted from such default and compensate Party A for all the economic losses caused to Party A as a result, including but not limited to the litigation or arbitration expenses (including legal fees) incurred as a result of lawsuits relating to such defaults or arbitration proceedings.

(1)             Party B hides from Party A any information on the Purchased Assets specified in Article 2 herein. Such information includes but is not limited to the scope, categories, quantities, value, registration, true statuses, etc. of Purchased Assets.

(2)             All or part of the Purchased Assets delivered by Party B fails to conform to the provisions herein;

(3)             Party B refuses to perform or fails to fully perform the delivery obligations specified in Article 6 herein.

(4)             Party B breaches any of the provisions in Article 7.3 herein and does not agree to transfer or refuses to cooperate with Party A in transferring all or any part of the rights and obligations hereunder to third parties or change or changing the other party hereto to a third party, or sign or signing supplementary agreements or re-sign agreements with third parties.

(5)             Any of Party B’s representations or statements under Article 9 herein is untrue, incomplete, inaccurate or misleading.

15.2                              Except as agreed above, after the signing of this Agreement, if either party directly or indirectly breaches, refuses to perform or incompletely performs any provision herein, or breaches any of its representations, warranties and undertakings herein, it shall be regarded as a default. In such a case, the non-breaching party may grant the breaching party a certain reasonable period during which the non-breaching party may request the breaching party to make remedies. If the breaching party fails to take any remedial actions within the above-said reasonable period of time, the non-breaching party shall have the right to rescind this Agreement and request the breaching party to bear all the resulting liabilities and to be responsible for all the economic losses caused by its default to the non-breaching party. Such economic losses include the litigation or arbitration expenses (including lawyers’ expenses) incurred as a result of lawsuits relating to such defaults or arbitration procedures relating to such defaults. The total amount of such economic losses shall not exceed the losses that the breaching party foresees or should foresee that may be caused to the non-breaching party’s a result of breaching this Agreement.

16.  Effectiveness

16.1                              This Agreement will take effect as of the date on which it is signed by the legal representatives or authorized representatives of the Parties and affixed with their respective company seals.

17.  Governing law and settlement of disputes

17.1                              The effectiveness, interpretation, performance of this Agreement, settlement of disputes, etc. shall be governed by the laws of the People’s Republic of China.

17.2                              Any dispute arising out of or relating to this Agreement, including but not limited to the conclusion, binding force, performance, interpretation, liabilities for breach of contract, revision and termination of this Agreement shall be settled by the Parties hereto through friendly negotiation. If no agreement is reached within 30 days after the occurrence of a dispute, it shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules that are valid at that time. The arbitral award shall be final and binding on the Parties.

17.3                              During the period of dispute settling, except for the matters in dispute, the Parties shall continue to perform the other terms herein.

18.  Modification, cancellation and termination

18.1          Party B hereby irrevocably warrants that it agrees that Party A has the right to at its own discretion transfer to any third party or change the other party hereto to the said third party for all or any part of its rights and obligations hereunder.

18.2                              Unless otherwise agreed herein, no modification of this Agreement shall take effect before it is jointly negotiated by the Parties and a written agreement is reached by and between the Parties. If no agreement is reached, this Agreement will continue to be valid and effective.

18.3                              It is unanimously agreed by the Parties that a written agreement may be signed for the purpose of rescinding this Agreement.

18.4                              Either party may rescind this Agreement if

(1)             The other party breaches any of the preconditions for the Closing specified in Article 5 herein;

(2)             The other party commits one of the serious defaults as described in Article 14.1 herein.

19.  General Terms and Conditions

19.1                              All the representations, warranties and undertakings made by each party hereto to the other party hereto are full and true as of the date of signature. Each party confirms that the other party signs this Agreement on the basis of such statements and warranties and regards such statements and warranties as the preconditions for this Agreement. After this Agreement takes effect, if any party discovers any circumstance is inconsistent with any of the representations, warranties and undertakings made by the other party, the former will immediately disclose such issue to the other party. Either party hereto warrants to the other party to compensate the other party for all the losses, expenses, expenditures or other liabilities as a result of its breaching any of its representations, warranties and undertakings made to the other party.

19.2                              Each of the representations, warranties and undertakings made by either party to the other party is separate and independent and, unless otherwise expressly stated herein, will not be limited by any clause herein.

19.3                              If any clause or any other provision herein becomes invalid, illegal or unenforceable according to the PRC Laws, all other clauses and provisions herein shall remain fully valid and in force. When any clause or provision herein is judged as invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement and in an acceptable means realize the original intentions of the Parties as close as possible.

19.4                              This Agreement is the entire agreement for all the contents involved herein and, together with all annexes hereto, constitutes the consistent representation for all the meanings of the Parties. This Agreement replaces all the oral and written intentions, expressions, understandings made by the Parties before the date of signature for this Agreement regarding the transaction contemplated herein.

19.5                              Unless otherwise specified by law, if either party hereto fails to exercise or delays in exercising any of its right hereunder, it does not constitute any waiver of such right. Separately or partially exercising such rights does not hinder it from exercising any of its other rights, powers or privileges.

19.6                              The titles of all paragraphs are for the convenience of reading only and do not influence the meanings or interpretations of this Agreement.

19.7                              Unless otherwise indicated herein, references to articles, clauses and annexes are to the clauses and annexes herein.

19.8                              Any notice required to be given or made hereunder shall be addressed at the following address and number by personal delivery, fax or registered airmail, unless any Party has given the other Party written notice of its changed address and number. Any such notice shall be deemed served, if sent by registered airmail, within 5 days after posting; or if delivered by personal delivery or transmitted by fax, on the next day. If the notice is transmitted by fax, its original shall be mailed by registered airmail or delivered by personal delivery to the other Parties immediately after transmission.

To Party A:

OWX (Beijing) Technology Co., Ltd.

Attn.: Xian Handi

Room 1927, No.66 Beisihuan West Road, Haidian District, Beijing.

Tel.:010-62682323

E-mail: hendricksin@corp.vodone.com

To Party B:

Shenzhen Tastech Electronics Co., Ltd

Attn.: Hu Zhenning

Address: Room 1202-1203, North Building, Cangsong Mansion, Road No.7, Tairan, Chegongmiao, Futian District, Shenzhen

Tel.: 0755-83435832

E-mail: hupert@sz-tastech.com

19.9                              The Parties may sign written supplementary agreements for this acquisition of assets and related issues. Any supplementary agreement shall have the same legal force and effect as this Agreement.

19.10                       All the annexes hereto constitute an integral part hereof and have the same legal force and effect as this Agreement.

19.11                       This Agreement has two counter parts, one for each of Party A and Party B and both having the same legal force and effect.

(Remainder of this page intentionally left blank)

(No text in this page. Signature page to the Asset Purchase Agreement between OWX (Beijing) Technology Co., Ltd. and Shenzhen Tastech Electronics Co., Ltd)

Party A: OWX (Beijing) Technology Co., Ltd.

Legal representative (or authorized representative)
[affixed with company chop]
/s/ Sin Hendrick

Party B: Shenzhen Tastech Electronics Co., Ltd

Legal representative (or authorized representative)
[affixed with company chop]
/s/ Kuang Yixun

Annex 1 List of Fixed Assets (as of August 31, 2010)

Serial No.	Description of fixed asset	Placed at (department)	Date of procurement
Computers
1	DELL PEU320 computer	Office area	Apr 26, 2007
2	desktop computer	Office area	Jun 30, 2007
3	desktop computer	Office area	Jun 30, 2007
4	IBM laptop	Office area	Jun 30, 2007
5	Celeron D2.8 computer	Office area	Jul 31, 2007
6	Computer	Office area	Aug 31, 2007
7	Computer	Computer	Sep 30, 2008
8	Computer	Office area	Sep 30, 2008
9	Computer	Office area	Oct. 30, 2008
11	desktop computer	Office area	Nov 30, 2008
12	laptop	Office area	Dec. 31, 2008
13	Computer	Office area	Dec. 31, 2008
14	Computer	Office area	Dec. 31, 2008
15	Computer	Office area	Jan 31, 2009
16	Computer	Office area	Jan 31, 2009
17	Computer	Office area	Feb.26, 2009
18	desktop computer	Office area	Feb.26, 2009
19	desktop computer	Office area	Feb.28, 2009
20	desktop computer	Office area	Mar 3, 2009
21	desktop computer	Office area	Mar 17, 2009
22	desktop computer	Office area	Mar 23, 2009
23	desktop computer	Office area	Apr 13, 2009
Vehicles (Note: the vehicles shall be owned by the company, but registered under the name of Kuang Zheyi and Zhou Shuiqiang )
24	Honda Odyssey	Parking lot	Mar 23, 2007
25	Sportsline	Parking lot	Jan1, 2010
Office assets
26	One set of leather sofa with three seats	Kuang Yixun’s office	Dec 31, 2008
27	office furniture combination	Hu Zhenning’s office	Dec 31, 2008
28	leather sofa with three seats	Kuang Yixun’s office	Dec 31, 2008
29	One set of office furniture	foreground	Dec 31, 2008
Others
30	GDS-810S oscillometer	Test room
31	Tester(CMU299)	Test room	Jan 31,2009
32	projector	Meeting room	Apr 13,2009
33	Panasonic 1820P copier	Meeting room	Apr 4,2007
34	Panasonic 613 fax machine	Office area	Apr 4,2007
35	Midea Refrigerator	Meeting room	Jan 31, 2009
36	GDS-810S oscillometer	Test room	Jun 5, 2007

Annex 2 List of Intellectual Property

Six software copyrights the  computer software copyrights in respect of which have been registered:

Serial No.	software Name	Number	Registration No.	Right acquisition means	Scope of rights	Development completion date	Date of first publication
1	Magic of a Kind Game software V1.0	RuanZhuDengZi No.0153253	2009SR 026254	Original acquisition	Full right	Sep 1,2008	Sep 10,2008
2	Fortune 88 Stock software V1.0	RuanZhuDengZi No.0153258	2009SR 026259	Original acquisition	Full right	Aug 15,2008	Aug 18,2008
3	Multi-media application software V1.0	RuanZhuDengZi No.0153255	2009SR 026256	Original acquisition	Full right	Aug 4,2008	Aug 8,2008
4	Jumbo V1.0	RuanZhuDengZi No.0153262	2009SR 026263	Original acquisition	Full right	Jul 10 ,2008	Jul 14 ,2008
5	Backup King software V1.0	RuanZhuDengZi No.0153260	2009SR 026261	Original acquisition	Full right	Jun 2, 2008	Jun 6, 2008
6	Mp4 player software V1.0	RuanZhuDengZi No.0153263	2009SR 026264	Original acquisition	Full right	Mar 20, 2008	Mar 24, 2008

Annex 3 List of Contracts Being Performed or Signed but to be performed

S/N	Name of Contracts	Counterparty	Term
1.	Mobile Phone Built-in Wireless Value-Added Business Cooperation Agreement	Shanghai Mobin Technologies Co., Ltd.	Mar 3, 2009-Mar 29 2011
2.	Mobile Phone Built-in Cooperation Agreement	Beijing aIRINBOX Information Technologies Co., Ltd	Sep 5, 2009- Sep 5, 2012

Annex 4 List of Staff Placement

S/N	Name	Gender	Position	Date of enrolment	Term of labor contract
Shareholders and Members of Senior Management
1	Kuang Yixun	Male	General manager
2	Hu Zhenning	male	Deputy general manager
Key employees
3	Lin Guozhu	male	Department manager	Dec 22,2009	flexible-term labor contract
4	Chen Shunhuang	male	Department manager	Aug 20, 2009	flexible-term labor contract
Ordinary employees
None
5	Huang Jinyang	male	Staff member	Jul 28, 2009	Jul 28, 2009 to Jul 29, 2011
6	Huang Jingyun	female	Staff member	Doc 8, 2009	Oct 8, 2009 to Oct 8, 2010
7	Wang Lu	female	Staff member	Doc 10, 2009	flexible-term labor contract
8	Huang Lijuan	female	Staff member	Mar 1 2009	Mar 1,2009 to Mar 1,20
9	Huang Qiaoqing	female	Staff member	Jun 30, 2009	flexible-term labor contract
10	Wu Yi’an	male	Staff member	Aug 24, 2009	Aug 24,2009 to Aug 24,2011
11	Huang Mingsi	female	Staff member	Apr 1, 2009	Apr 1, 2009 to Apr 10, 2012
12	Zhou Shuiqiang	male	Staff member	Apr 10, 2010	Apr 10, 2010 to Apr 10, 2012
13	Huang Dong	male	Staff member	Nov 1, 2009	Nov 1,2009 to Nov 30,2011
14	Han Yandong	female	Staff member	Jan 1, 2009	Jan 1, 2009 to Dec 30, 2010
15	Kuang Jianlu	female	Staff member	Jun 1, 2009	flexible-term labor contract
16	Qin Dongsheng	male	Staff member	Jun 16, 2010	flexible-term labor contract
17	Kuang Zheyi	male	Staff member	Apr 30, 2009	Apr 30, 2009- Apr 29, 2012
18	Liu Guangcai	male	Staff member	May 50, 2010	flexible-term labor contract
19	Huang Huan	male	Staff member	Mar 1, 2010	flexible-term labor contract
20	You Yang	female	Staff member	Sep 1, 2009	Sep 1, 2009 to Aug 30, 2012

Annex 5 Undertaking of Non-competition

TO: OWX (Beijing) Technology Co., Ltd.

We hereby unconditionally and irrevocably commit that, during the incorporation (including legal extension) of your company, unless prior written consent has been obtained from your company, we will not separately or jointly, representing any persons, firms or companies (enterprises, units), directly or indirectly, to develop, run or assist in running, participate or engage in any business that competes or may compete against the business run by your company in any regions either in or outside China, or hold any equity or interest in any companies or enterprises that compete or may compete against the business run by your company, or otherwise engage in any business that competes or may compete with the business run by your company.

On and from the date of signing this letter of commitment, except the business contracts that are difficult to transfer to your company subject to the provisions of the Asset Purchase Agreement signed by your company and us, we will no longer run any business that may compete against the business of your company. At the same time, we warrant that, when the conditions exist for transferring the above-mentioned business contracts to your company, we will offer immediately assistance to your company in reaching supplementary agreements with the counter parties to such business contracts so that your company will become a party to such business contracts or re-sign agreements with such counter parties. Meanwhile, we will no longer engage in any of the businesses as agreed in such business contracts.

If your company, according to the provisions of the above-mentioned Asset Purchase Agreement, transfers all or part of your company’s rights and/or obligations under this Agreement, or changes any party hereto as a third party, we will also warrant to that third party and re-issue a letter of undertaking.

If any of the above undertaking is proved to be untrue or is not followed, we will indemnify your company for all the direct and indirect losses and bear the corresponding legal liabilities.

Shenzhen Tastech Electronics Co., Ltd. (seal)
Legal representative (or authorized representative): Kuang Yixun
[affixed with company chop]
/s/ Kuang Yixun

September 30, 2010